Exhibit 10.16

June 4, 2024

Dear Adrian:

This letter is to confirm our previous conversation on your promotion to Chief Commercial Officer and is a follow-up to the Board’s approval to increase your base salary and include you as Section 16 Officer on June 4, 2024.

The changes to your compensation effective June 4, 2024 are as follows.

Compensation Changes:

Title: Chief Commercial Officer
Base Salary: $378,000.22 paid biweekly in the gross amount of $14,538.47.
Incentives: You are eligible to participate in the company’s annual Discretionary Incentive Program, which is tied to company performance metrics and individual performance achievements and payable in cash, equity, or a combination of both.
In addition, you are eligible to participate in Inotiv’s Executive CIC Severance Plan. Kelly Duncan, VP of Global and Executive Compensation, will be sending you the plan details and your participation letter in the next few days.
Your benefits and PTO will remain as agreed upon in your current position.

Thank you for again for all you do!

/s/ Robert W. Leasure, Jr.
Robert W. Leasure, Jr.
Date: June 4, 2024	President and Chief Executive Officer